Exhibit 99.1

News Release

MasterCard Incorporated Reports

Second-Quarter 2011 Financial Results

•	Second-quarter net income of $608 million, or $4.76 per diluted share

•	Second-quarter net revenue increase of 22.1%, to $1.7 billion

•	Second-quarter gross dollar volume up 16.4% and purchase volume up 16.3%

•	Second-quarter operating income increase of 23.3%

Purchase, NY, August 3, 2011 – MasterCard Incorporated (NYSE: MA) today announced financial results for the second quarter of 2011. The company reported net income of $608 million, up 32.8%, and earnings per diluted share of $4.76, up 36.4%, in each case versus the year-ago period.

Net revenue for the second quarter of 2011 was $1.7 billion, a 22.1% increase versus the same period in 2010. On a constant currency basis, net revenue increased 18.0%. Net revenue growth was primarily driven by the impact of the following:

•	A 16.4% increase in gross dollar volume on a local currency basis, to $811 billion;

•	An increase in cross-border volumes of 19.3%; and

•	An increase in processed transactions of 17.4%.

These factors were partially offset by an increase in rebates and incentives primarily due to new and renewed customer agreements and increased volumes.

Worldwide purchase volume during the quarter was up 16.3% on a local currency basis versus the second quarter of 2010, to $608 billion. As of June 30, 2011, the company’s customers had issued 1.7 billion MasterCard and Maestro-branded cards.

“Solid global performance, including strong increases in volume and processed transactions, fueled double-digit revenue growth this quarter,” said Ajay Banga, MasterCard president and chief executive officer. “While payment volumes have risen across our base customers, we’re also seeing new business such as the portfolio conversions of SunTrust and Sovereign, as well as new processing relationships in the Netherlands and in Brazil, contribute to growth.”

Banga said, “During the quarter, work continued in the mobile commerce category highlighted by an agreement with Google and multiple partners to launch the Google Wallet, as well as our alliance with Isis, in the U.S. Additionally, the previously announced Orange and Barclaycard contactless mobile payment service became available to U.K. consumers in May. Other notable agreements we executed include a commercial alliance with China Union Pay to enable its cards for cross-border e-Commerce, and a new, multi-product agreement with Swedbank in the Nordics and Baltics region.”

-more-

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Total operating expenses increased 20.8%, to $782 million, during the second quarter of 2011 compared to the same period in 2010. Excluding currency fluctuations, operating expenses were up 17.1%. The increase in total operating expenses was driven by:

•

An increase in general and administrative expenses of 24.8%, or 21.3% on a constant currency basis, primarily due to higher personnel expenses and other expenses related to the inclusion of acquisitions and other strategic opportunities;

•	An increase in advertising and marketing of 7.1%, or 2.4% on a constant currency basis, driven by sponsorships, as well as customer-specific and strategic initiatives; and

•

An increase in depreciation and amortization of 43.2%, or 41.6% on a constant currency basis, primarily due to the amortization of intangible assets from our recent acquisitions and continued investments in technology.

In the second quarter of 2011, excluding acquisitions, net revenue grew approximately 19% and operating expenses grew approximately 14%.

Operating income increased 23.3%, or 18.9% on a constant currency basis, over the year-ago quarter. Operating margin was 53.1%, up from 52.6% in the second quarter of 2010.

MasterCard reported other income of $7 million in the second quarter of 2011 versus other expense of $4 million in the second quarter of 2010. This change was mainly driven by a decrease in interest expense due to lower interest accretion related to litigation settlements and lower interest on uncertain tax positions.

MasterCard’s effective tax rate was 31.8% in the second quarter of 2011, versus a rate of 35.7% in the comparable period in 2010. This decrease was primarily driven by a more favorable geographic mix of earnings in 2011 and discrete adjustments in the second quarter of 2010.

In April 2011, MasterCard’s board of directors amended its share repurchase program authorizing the company to repurchase an incremental $1 billion of class A common stock, bringing the authorization to an aggregate of $2 billion. During the second quarter, MasterCard repurchased approximately 1.5 million shares at a cost of approximately $387 million. Quarter-to-date through July 28, the company repurchased an additional 77,700 shares of class A common stock at a cost of approximately $24 million, with $935 million remaining under the current repurchase program authorization.

Year-to-Date 2011 Results

For the six months ended June 30, 2011, MasterCard reported net income of $1.2 billion, up 28.2%, and earnings per diluted share of $9.05, up 30.2%, in each case versus the year-ago period.

Net revenue for the six months ended June 30, 2011 was $3.2 billion, an increase of 18.5% versus the same period in 2010, or 16.4% on a constant currency basis. Cross-border volume growth of

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18.9%, gross dollar volume growth of 14.7%, transaction processing growth of 14.3% and the net impact of pricing changes of approximately 3 percentage points contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives primarily due to new and renewed customer agreements and increased volumes.

Total operating expenses increased 15.3%, to $1.4 billion, for the six-month period compared to the same period in 2010. Excluding currency fluctuations, total operating expenses increased 13.5%.

Operating margin was 54.3% for the six months ending June 30, 2011, up from 53.0% in the first half of 2010.

Total other income was $7 million for the six-month period versus other expense of $9 million for the same period in 2010. This change was primarily driven by a decrease in interest expense due to lower interest accretion related to litigation settlements and lower interest on uncertain tax positions.

MasterCard’s effective tax rate was 32.3% in the six months ended June 30, 2011, versus a rate of 35.1% in the comparable period in 2010. This decrease was primarily due to a more favorable geographic mix of earnings in 2011.

Second-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its second-quarter financial results.

The dial-in information for this call is 800-299-9630 (within the U.S.) and 617-786-2904 (outside the U.S.) and the passcode is 14526215. A replay of the call will be available for one week following the meeting. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 71099631.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

About MasterCard Incorporated

MasterCard (NYSE: MA) is a global payments and technology company. It operates the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Learn more at mastercard.com.

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Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to contributions to growth from portfolio conversions and new processing relationships, as well as continued work on agreements and commercial relationships in areas such as mobile and e-Commerce.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2010, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2011, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jennifer Stalzer, jennifer_stalzer@mastercard.com, 914-249-5325

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in millions, except per share data)
Revenues, net	$1,667	$1,365	$3,168	$2,673
Operating Expenses
General and administrative	540	433	1,034	891
Advertising and marketing	193	180	322	295
Depreciation and amortization	49	35	91	70

Total operating expenses	782	648	1,447	1,256

Operating income	885	717	1,721	1,417
Other Income (Expense)
Investment income	11	13	23	23
Interest expense	(2)	(17)	(12)	(32)
Other income (expense), net	(2)	—	(4)	—

Total other income (expense)	7	(4)	7	(9)

Income before income taxes	892	713	1,728	1,408
Income tax expense	284	255	558	495

Net income	608	458	1,170	913
Income attributable to non-controlling interests	—	—	—	—

Net Income Attributable to MasterCard	$608	$458	$1,170	$913

Basic Earnings per Share	$4.77	$3.50	$9.08	$6.97

Basic Weighted Average Shares Outstanding	127	131	129	131

Diluted Earnings per Share	$4.76	$3.49	$9.05	$6.95

Diluted Weighted Average Shares Outstanding	128	131	129	131

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MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2011	December 31, 2010
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$2,764	$3,067
Investment securities available-for-sale, at fair value	840	831
Investment securities held-to-maturity	—	300
Accounts receivable	713	650
Settlement due from customers	483	497
Restricted security deposits held for customers	608	493
Prepaid expenses	401	315
Deferred income taxes	134	216
Other current assets	68	85

Total Current Assets	6,011	6,454

Property, plant and equipment, at cost, net of accumulated depreciation	454	439
Deferred income taxes	23	5
Goodwill	1,068	677
Other intangible assets, net of accumulated amortization	700	530
Auction rate securities available-for-sale, at fair value	81	106
Investment securities held-to-maturity	36	36
Prepaid expenses	373	365
Other assets	279	225

Total Assets	$9,025	$8,837

LIABILITIES AND EQUITY

Accounts payable	$336	$272
Settlement due to customers	551	636
Restricted security deposits held for customers	608	493
Obligations under litigation settlements	8	298
Accrued expenses	1,280	1,315
Other current liabilities	181	129

Total Current Liabilities	2,964	3,143
Deferred income taxes	130	74
Obligations under litigation settlements	—	4
Other liabilities	450	400

Total Liabilities	3,544	3,621
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 131,431,450 and 129,436,818 shares issued and 120,605,530 and 122,696,228 outstanding, respectively	—	—
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 6,523,961 and 8,202,380 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,465	3,445
Class A treasury stock, at cost, 10,825,920 and 6,740,590 shares, respectively	(2,289)	(1,250)
Retained earnings	4,047	2,915
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments	253	105
Defined benefit pension and other postretirement plans, net of tax	(12)	(12)
Investment securities available-for-sale, net of tax	6	2

Total accumulated other comprehensive income	247	95

Total Stockholders’ Equity	5,470	5,205
Non-controlling interests	11	11

Total Equity	5,481	5,216

Total Liabilities and Equity	$9,025	$8,837

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2011	2010
	(in millions)
Operating Activities
Net income	$1,170	$913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91	70
Share based payments	36	31
Stock units withheld for taxes	(32)	(124)
Tax benefit for share based compensation	(10)	(89)
Accretion of imputed interest on litigation settlements	5	21
Deferred income taxes	94	110
Other	8	6
Changes in operating assets and liabilities:
Accounts receivable	(22)	(12)
Income taxes receivable	—	(14)
Settlement due from customers	42	(1)
Prepaid expenses	(73)	(68)
Obligations under litigation settlements	(300)	(300)
Accounts payable	34	(38)
Settlement due to customers	(127)	38
Accrued expenses	(84)	(109)
Net change in other assets and liabilities	61	4

Net cash provided by operating activities	893	438

Investing Activities
Acquisition of business, net of cash acquired	(460)	—
Purchases of property, plant and equipment	(35)	(25)
Capitalized software	(37)	(40)
Purchases of investment securities available-for-sale	(39)	(68)
Proceeds from sales of investment securities available-for-sale	30	56
Proceeds from maturities of investment securities available-for-sale	28	60
Proceeds from maturities of investment securities held-to-maturity	301	—
Investment in nonmarketable equity investments	(2)	(3)

Net cash used in investing activities	(214)	(20)

Financing Activities
Purchases of treasury stock	(1,041)	—
Payment of debt	(21)	—
Dividends paid	(39)	(39)
Tax benefit for share based compensation	10	89
Cash proceeds from exercise of stock options	8	9

Net cash (used in) provided by financing activities	(1,083)	59

Effect of exchange rate changes on cash and cash equivalents	101	(209)

Net (decrease) increase in cash and cash equivalents	(303)	268
Cash and cash equivalents—beginning of period	3,067	2,055

Cash and cash equivalents—end of period	$2,764	$2,323

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended June 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$196	36.3%	24.7%	$132	27.2%	1,395	$63	19.6%	442	287	313	9.5
Canada	31	15.0%	8.1%	28	10.3%	293	3	-9.0%	5	39	48	0.9
Europe	249	30.0%	16.7%	181	14.1%	2,226	67	24.2%	387	209	223	9.2
Latin America	69	34.6%	24.5%	40	28.0%	662	29	19.9%	170	106	130	4.4

Worldwide less United States	544	31.8%	19.9%	381	19.4%	4,576	162	20.8%	1,004	641	714	24.0
United States	268	9.9%	9.9%	227	11.3%	3,988	41	2.5%	270	271	303	8.7

Worldwide	811	23.6%	16.4%	608	16.3%	8,564	203	16.6%	1,274	912	1,016	32.7

MasterCard Credit and Charge Programs
Worldwide less United States	380	28.0%	16.5%	323	18.1%	3,598	57	8.3%	245	459	522
United States	137	5.3%	5.3%	129	6.1%	1,523	9	-4.7%	8	146	173

Worldwide	517	21.1%	13.3%	452	14.4%	5,120	65	6.4%	252	605	695

MasterCard Debit Programs
Worldwide less United States	164	41.4%	28.5%	58	27.8%	978	106	28.9%	759	181	192
United States	130	15.1%	15.1%	98	19.1%	2,465	32	4.6%	262	126	129

Worldwide	294	28.4%	22.2%	156	22.2%	3,444	138	22.2%	1,021	307	321

	For the 6 Months ended June 30, 2011
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$374	31.9%	22.5%	$252	24.5%	2,690	$122	18.5%	850	287	313
Canada	57	13.8%	7.3%	51	8.8%	550	6	-4.0%	10	39	48
Europe	461	22.6%	15.8%	339	13.4%	4,239	123	22.8%	724	209	223
Latin America	131	30.9%	22.3%	76	26.6%	1,267	55	16.9%	333	106	130

Worldwide less United States	1,024	26.4%	18.4%	718	18.1%	8,746	305	19.3%	1,917	641	714
United States	516	7.9%	7.9%	435	9.4%	7,633	81	0.6%	523	271	303

Worldwide	1,539	19.5%	14.7%	1,153	14.6%	16,380	386	14.8%	2,440	912	1,016

MasterCard Credit and Charge Programs
Worldwide less United States	716	22.3%	14.6%	610	16.4%	6,884	106	5.2%	460	459	522
United States	260	5.1%	5.1%	244	5.5%	2,892	16	-0.4%	14	146	173

Worldwide	976	17.2%	11.9%	853	13.1%	9,776	122	4.4%	475	605	695

MasterCard Debit Programs
Worldwide less United States	308	36.9%	28.4%	108	28.1%	1,862	199	28.5%	1,457	181	192
United States	256	10.9%	10.9%	191	14.8%	4,741	65	0.8%	509	126	129

Worldwide	564	23.7%	19.8%	300	19.3%	6,603	264	20.4%	1,966	307	321

	For the 3 Months ended June 30, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$144	26.2%	17.9%	$94	14.5%	1,174	$49	24.9%	364	259	281
Canada	27	17.2%	3.2%	24	4.7%	268	3	-6.9%	5	38	46
Europe	191	9.6%	13.7%	143	13.4%	1,934	48	14.7%	318	188	202
Latin America	51	22.3%	15.7%	29	20.8%	527	22	9.7%	157	103	125

Worldwide less United States	413	17.0%	14.6%	289	13.7%	3,903	123	16.9%	843	587	654
United States	243	-0.3%	-0.3%	204	0.7%	3,586	40	-5.4%	257	255	288

Worldwide	656	9.9%	8.6%	493	7.9%	7,489	163	10.5%	1,101	843	942

MasterCard Credit and Charge Programs
Worldwide less United States	297	12.5%	10.0%	249	11.9%	3,146	48	0.9%	233	445	503
United States	130	-1.4%	-1.4%	121	1.1%	1,475	9	-26.1%	7	143	172

Worldwide	427	7.9%	6.2%	370	8.1%	4,622	57	-4.6%	240	589	675

MasterCard Debit Programs
Worldwide less United States	116	30.1%	28.5%	40	26.1%	757	76	29.9%	610	142	151
United States	113	0.9%	0.9%	82	0.1%	2,111	31	3.0%	250	112	115

Worldwide	229	13.8%	13.2%	123	7.4%	2,867	107	20.7%	860	254	266

	For the 6 Months ended June 30, 2010
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$284	31.2%	19.9%	$187	16.8%	2,286	$97	26.2%	708	259	281
Canada	50	19.5%	2.6%	44	4.6%	509	6	-10.4%	10	38	46
Europe	376	15.0%	12.9%	282	13.3%	3,695	94	11.9%	599	188	202
Latin America	100	25.9%	15.9%	56	20.7%	1,015	44	10.3%	309	103	125

Worldwide less United States	810	21.8%	14.9%	569	14.4%	7,505	241	16.2%	1,626	587	654
United States	478	-0.7%	-0.7%	397	0.8%	6,993	81	-7.4%	513	255	288

Worldwide	1,288	12.4%	8.6%	966	8.4%	14,498	322	9.2%	2,139	843	942

MasterCard Credit and Charge Programs
Worldwide less United States	585	16.4%	9.4%	490	12.0%	6,075	95	-2.2%	455	445	503
United States	247	-4.6%	-4.6%	231	-0.9%	2,808	16	-37.1%	14	143	172

Worldwide	832	9.3%	4.9%	721	7.5%	8,882	111	-9.5%	469	589	675

MasterCard Debit Programs
Worldwide less United States	225	38.7%	32.1%	79	31.6%	1,431	146	32.4%	1,171	142	151
United States	231	3.9%	3.9%	166	3.4%	4,185	64	5.2%	499	112	115

Worldwide	455	18.6%	16.1%	245	11.0%	5,616	210	22.7%	1,670	254	266

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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